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PRESS RELEASE                                                       EXHIBIT 99.1

              WSI INDUSTRIES REPORTS EARNINGS & QUARTERLY DIVIDEND

OCTOBER 15, 2003--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $2,948,000 for the fourth quarter of fiscal 2003 ended August 31, 2003, up 26% from $2,339,000 in the year-earlier quarter. The Company posted net income of $101,000 or $.04 per share, compared to $2,317,000 or $.94 per share in the fourth quarter of F2002. Included in the total net earnings for the F2002 quarter was the recognition of a deferred tax asset amounting to $2,179,000 or $.88 per share.

For the twelve months of fiscal 2003, net sales totaled $10,793,000, compared to $12,948,000 a year ago. The absence of sales from the Bowman Tool and Machining, Inc. subsidiary, which was sold at the end of the F2002 second quarter, was the reason for the lower year-to-year sales. The Company's net income for F2003 came to $353,000 or $.14 per share, compared to a loss of $813,000 or $.33 per share in the prior year which included a loss of $2,506,000 on the sale of the Bowman subsidiary and the tax deferred gain of $2,179,000.

Michael J. Pudil, president and chief executive officer, commented: "We are very pleased with our significant growth in the Taurus operation over this past year. Along with a 28% increase in sales in F2003, we have generated a profit for a fifth consecutive quarter." Pudil went on to say: "We are seeing the positive results from the strategic initiatives we put into place to turn WSI into a growing and profitable contract manufacturer. With our improved financial position and more efficient operations, we expect Fiscal 2004 to also experience positive earnings and cash flow."

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 14, 2003 to holders of record on October 30, 2003.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.

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For additional information:
---------------------------
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/428-4308

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
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